Exhibit 99.01

                     HYPERION ANNOUNCES PRIVATE PLACEMENT
                        OF SENIOR EXCHANGEABLE REDEEMABLE
                                 PREFERRED STOCK


Coudersport, PA., October 2, 1997-- Hyperion Telecommunications, Inc. announced that it has sold $200,000,000 aggregate liquidation preference of 12-7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Senior Preferred Stock") primarily in reliance on Rule 144A to "qualified institutional buyers".

Hyperion intends to use the net proceeds from the sale of the Senior Preferred Stock to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. The sale of Senior Preferred Stock is expected to close on or about October 9, 1997.

The shares of Senior Preferred Stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.


Hyperion is a leading provider of competitive local telecommunications services in regionally clustered markets primarily within the eastern half of the United States. Hyperion is a subsidiary of Adelphia Communications Corporation (NASDAQ-NNM:ADLAC), the seventh largest cable television operator in the United States which currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.


Contact:  Timothy J. Rigas, Vice Chairman and Chief Financial Officer
           (814)274-9830.